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                                                                    EXHIBIT 23.3

                              CONSENT OF KPMG LLP

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 dated July 26, 2000 of Viacom Inc. and Viacom International, Inc. filed pursuant to Rule 462(b) of the Securities act of 1933, which Registration Statement incorporates by reference Registration Statement No. 33-53485, as amended by the prospectus supplement dated July 25, 2000, of our report dated January 25, 2000, except as to note 20, which is as of March 21, 2000, appearing on page 30 of CBS Corporation's Form 10-K for the year ended December 31, 1999; and our report dated March 21, 2000, appearing on page 67 of CBS Corporation's Form 10-K for the year ended December 31, 1999.

KPMG LLP
New York, New York
July 24, 2000